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                                                                   EXHIBIT 23.4



                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-4 of NOVA Corporation of our report on the consolidated financial statements of PMT Services, Inc. for the three years ended July 31, 1997 dated September 23, 1997, except as to the pooling of interests with Superior Bankcard Service, Inc., which is as of July 30, 1998, appearing on page 1 of Item 7(a)(1) of the Current Report on Form 8-K of PMT Services, Inc. dated August 17, 1998. We also consent to the application of such report to the Financial Statement Schedules for the three years ended July 31, 1997 which appear on page 35 of such Current Report on Form 8-K. We also consent to the references to us under the heading "Experts" in such Prospectus.


PricewaterhouseCoopers LLP
Nashville, Tennessee
August 19, 1998